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                                                                 Exhibit 4(q)(i)

                         CHANGE OF ANNUITANT ENDORSEMENT

Endorsement Effective Date: _________________________

The following provision is added to the contract as of the effective date of this endorsement.

                          CHANGE OF ANNUITANT PROVISION

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
CAN YOU CHANGE AN                   If you are a person (not an entity), you may
ANNUITANT UNDER THIS                change an annuitant by written request on
CONTRACT?                           the payout date. You must name yourself or
                                    another owner as annuitant. Such change can only be made on the payout date while an annuitant is alive. There can be no more than two annuitants in total.

                                    If there is more than one owner, the written request for change must be signed by all persons named as owner. The written consent of all irrevocable beneficiaries and all collateral assignees, if any, must also be obtained prior to a change of annuitant.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President